UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2006

Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

999 Waterside Drive, Suite 200, Norfolk, VA 23510

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Amendment of a Material Compensatory Arrangement With Named Executive Officers

At its meeting on December 12, 2006, the Board of Directors of Hampton Roads Bankshares, Inc. (the “Company”) approved items recommended by the Company’s Compensation Committee including the following:

A modification of the calculation of awards to certain named executive officers under the Company’s 2006 Executive Officers Bonus Plan to take into consideration growth based initiatives undertaken by the Company.

A change in the metrics used to determine cash incentive awards to certain named executive officers for 2007. Calculation of awards will be based upon the achievement of certain levels of performance measured by the Company’s return on average assets or its return on average shareholders’ equity.

An amendment to the Company’s 1993 Non-Qualified Limited Stock Option Plan for Directors and Employees to permit a Replacement Option Feature. The Replacement Option Feature provides for a Participant who exercises an Option under the Plan by delivering already owned shares of Company Common Stock to receive a Replacement Option for a number of shares equal to the number of shares delivered to exercise the Option. The Replacement Option will not have a Replacement Option Feature, and the exercise price shall be not less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Participant delivers the shares of Company Common Stock to exercise the Option. The Replacement Option shall be subject to the same restrictions on exercisability as those imposed on the underlying Option. Awards shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3 of The Securities Exchange Act of 1934, as amended.

This information is being furnished pursuant to Item 5.02 “Amendment of a Material Compensatory Arrangement With Named Executive Officers” of Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date December 15, 2006	By:	/s/ Jack W. Gibson
Jack W. Gibson
President and Chief Executive Officer

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